UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 19, 2006

NetManage, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-22158	77-0252226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20883 Stevens Creek Blvd., Cupertino, CA	95014
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (408) 973-7171

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

NetManage, Inc. (NASDAQ: NETM), a software company that provides solutions for integrating, Web enabling and accessing enterprise information systems, today announced the appointment of Dr. Harry J. Saal to the company's Board of Directors. Dr. Saal was elected as a Class I director on October 19, 2006. Dr. Saal brings over 35 years of leadership to NetManage's seasoned executive team and is well-recognized for his illustrious career growing successful high-technology companies into powerful brands while building global strategic alliances. A copy of the press release is attached hereto as an Exhibit and is incorporated herein in its entirety by reference.

There are no relationships or related transactions between Dr. Saal and the Company that would be required to be reported under Section 404(a) of Regulation S-K. Dr. Saal has not been appointed to any committees of the Board. In connection with his appointment, Dr. Saal will receive an automatic stock option grant to purchase 16,000 shares to which new directors are entitled under the Company's 1993 Non-Employees Director Stock Option Plan.

The Company expects to enter into an indemnification agreement with Dr. Saal, the terms of which are identical in all material respects to the form of indemnification agreement that the Company has previously entered into with each of its officers and directors.

Item 9.01. Financial Statements and Exhibits.

(a) NONE
(b) NONE

(c) Exhibit	Description
99.1	Press Release of NetManage, Inc. dated October 20, 2006.

The information in this report, including the exhibit hereto, shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The furnishing of the information in this report (including the exhibit hereto) shall not be deemed an admission that such furnishing is required by Regulation FD or that the information in this report contains material information that is not otherwise publicly available.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetManage, Inc. (Registrant)
October 20, 2006 (Date)	/s/ ZVI ALON Zvi Alon Chairman, President and Chief Executive Officer

Exhibit Index
99.1	Press release dated October 20, 2006